Exhibit 99.1

Pegasus Digital Mobility Acquisition Corp. Announces the Separate Trading of its Class A Ordinary Shares and Warrants, Commencing on December 13, 2021

Greenwich, CT, (December 10, 2021) — Pegasus Digital Mobility Acquisition Corp. (NYSE: PGSS.U) (the “Company”), a special purpose acquisition company founded by Strategic Capital Fund Management, LLC (“Strategic Capital”), announced that, commencing on December 13, 2021, holders of the units sold in the Company’s initial public offering may elect to separately trade the Company’s Class A ordinary shares and warrants included in the units. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The Class A ordinary shares and warrants that are separated will trade on the New York Stock Exchange under the symbols “PGSS” and “PGSS.WS,” respectively. Those units not separated will continue to trade on the New York Stock Exchange under the symbol “PGSS.U.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and warrants.

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained from Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at 888-603-5847, or by email at Barclaysprospectus@broadridge.com.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission (the “SEC”) and was declared effective on October 21, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute "forward-looking statements." All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement and final prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

About Pegasus Digital Mobility Acquisition Corp.

The Company is a newly-incorporated, blank check company incorporated as a Cayman Islands exempted entity. The Company was founded by Strategic Capital, an investment management organization focused on digital economy investments, and the Company is led by Dr. Sir Ralf Speth, F. Jeremey Mistry, and Dr. Stefan Berger. The Company is a new special purpose acquisition company formed for the purpose of effecting a business combination with one or more businesses. While the Company may pursue an initial business combination target in any business, industry, sector or geographical location, it intends to focus its search on target businesses within the next-generation transportation sector with exposure to energy transformation and digital mobility tailwinds, particularly in the European market. The Company believes this business sector is in the early stages of a generational growth trend that is accelerating as a result of energy transformation through the rise of zero emission transportation, as well as the digitization of mobility through artificial intelligence, wireless connectivity and software applications.

CONTACT

Robert Bruce

Chief Marketing Officer

Strategic Capital Fund Management, LLC

rbruce@scfundmanagement.com